Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of STRATA Skin Sciences, Inc. and Subsidiary on Form S-3 (File No.’s 333-273846, 333-262150, 333-261090 and 333-258814) and Form S-8 (File No. 333-257867) of our report dated March 27, 2024, with respect to our audits of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of STRATA Skin Sciences, Inc. and Subsidiary for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp
Philadelphia, Pennsylvania
March 27, 2024